January 2010 Pricing Sheet dated January 15, 2010 relating to Preliminary Pricing Supplement No. 284 dated January 15, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. and International Equities

Capped Principal Protected Notes due January 25, 2016 Based on the Performance of a Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE Index Fund
PRICING TERMS – JANUARY 15, 2010
Issuer:	Morgan Stanley
Aggregate principal amount:	$8,000,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note
Pricing date:	January 15, 2010
Original issue date:	January 25, 2010 (5 business days after the pricing date)
Maturity date:	January 25, 2016
Principal protection:	100% at maturity
Interest:	None
Basket:	Basket component	Initial basket component value	Bloomberg ticker symbol	Weighting
	S&P 500® Index (the “basket index”)	1,136.03	SPX	70%
	iShares® MSCI EFA Index Fund (the “basket ETF”)	$57.05	EFA	30%
Payment at maturity:	$1,000 + supplemental redemption amount, if any In no event will the payment at maturity be less than $1,000 or greater than the maximum payment at maturity.
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than $0 or greater than $730.
Participation rate:	100%
Maximum payment at maturity:	$1,730 per note (173% of the stated principal amount)
Basket performance:	The sum of the basket index performance value and the basket ETF performance value
Basket index performance value:	[(final index value – initial index value) / initial index value] x weighting
Basket ETF performance value:	[(final share price – initial share price) / initial share price] x weighting
Initial index value:	The closing value of the basket index on the pricing date. See “Basket—Initial basket component value” above.
Final index value:	The closing value of the basket index on the determination date
Initial share price:	The closing price of one share of the basket ETF on the pricing date. See “Basket—Initial basket component value” above.
Final share price:	The closing price of one share of the basket ETF on the determination date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the basket ETF
Determination date:	January 15, 2016, subject to adjustment in the event of non-index business days or non-trading days, as applicable, and certain market disruption events
CUSIP:	617482KF0
ISIN:	US617482KF09
Listing:	The notes will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated, a wholly owned subsidiary of Morgan Stanley.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per note	$1,000	$10	$990
Total	$8,000,000	$80,000	$7,920,000
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $10 for each note they sell.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in theaccompanying preliminary pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 284 dated January 15, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.